EXHIBIT 99

Press Release

Contact: DON COSBY	FOR IMMEDIATE RELEASE
Phone: (817) 547-1152	9 A.M. CST, February 15, 2006

STATE NATIONAL BANCSHARES, INC. DECLARES FIRST QUARTERLY CASH DIVIDEND

FORT WORTH, TX, FEBRUARY 15, 2006:  State National Bancshares, Inc. (Nasdaq: SNBI) today announced that its board of directors has declared the company’s first quarterly cash dividend on its common stock.  The cash dividend of $0.10 per share of common stock will be payable on March 13, 2006 to all shareholders of record at the close of business on March 1, 2006.  The company anticipates paying regular quarterly dividends on its common stock going forward.

“This is an exciting time for our company, as record growth and profitability have enabled us to reward our shareholders with this first cash dividend,” said Tom C. Nichols, Chairman of the Board, President and Chief Executive Officer.

State National Bancshares, Inc. reported annual earnings of $16.7 million in 2005, which equates to $1.54 fully diluted earnings per share.

About State National Bancshares, Inc.

State National Bancshares is a bank holding company, headquartered in Fort Worth, Texas, offering a broad range of financial products and services primarily through its main subsidiary, State National Bank, a national banking association. State National Bank operates through a network of 42 banking centers located throughout Texas and Southern New Mexico. State National Bank’s lending services include real estate, mortgage, consumer and commercial loans to small to medium-sized businesses. State National Bank’s lending operations are complemented with an array of retail and commercial deposit products. State National Bank also offers trust and wealth management services such as life insurance and securities products.

Forward-Looking Statements

This press release contains certain forward-looking information about State National that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of State National. State National cautions readers that a number of important factors could cause

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actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which State National operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect State National’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the State National’s trust preferred securities; changes in the securities markets and other risks that are described in State National’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, State National’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. State National assumes no obligation to update such forward-looking statements.